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                                                                    EXHIBIT 99.1

                          ARONEX PHARMACEUTICALS, INC.
                              FOR IMMEDIATE RELEASE

                          ARONEX PHARMACEUTICALS, INC.
                            ANNOUNCES RIGHTS PROGRAM

         THE WOODLANDS, TEXAS, OCTOBER 7, 1999 --- Aronex Pharmaceuticals, Inc. ("Aronex" or the "Company") (Nasdaq National Market: ARNX), a biopharmaceutical company focused on proprietary medicines to treat cancer and infectious diseases, today announced that its Board of Directors has adopted a Rights Plan designed to protect the Company's stockholders from coercive or unfair takeover techniques.

         Terms of the Rights Plan provide for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Common Stock to holders of record at the close of business on October 18, 1999. The Rights Plan would be triggered if an acquiring party accumulates or initiates a tender offer to purchase 20% or more of the Company's Common Stock and would entitle holders of the Rights to purchase either the Company's stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $0.001 per Right at any time until the tenth day following the time the Rights become exercisable. The Rights will expire on October 18, 2009.

         The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company, without paying all stockholders a fair price. The Rights are not presently exercisable and are not represented by separate certificates. No action is required to be taken by the Company's stockholders at the present time.

         Commenting on the Rights Plan, Geoffrey F. Cox, Ph.D. the Company's Chairman of the Board and Chief Executive Officer, said: "The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders. The Board of Directors is not aware of any current effort to acquire control of the Company." Dr. Cox said the Rights Plan is similar to those adopted by over 3,000 other companies, and that details of the new Rights Plan will be outlined in the Company's Form 8-K filing with the SEC and in a letter to be mailed to stockholders of record on or about October 18, 1999.

         Aronex Pharmaceuticals, Inc. is a biopharmaceutical company that develops and commercializes proprietary innovative medicines to treat cancer and infectious diseases. Aronex Pharmaceuticals currently has five products in clinical development, two of which (ATRAGEN(R) and NYOTRAN(R)) are in an advanced stage, as well as a pipeline of additional products.